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CONFIDENTIAL
CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

Exhibit 10.34

ACCELLENT-CONCEPTUS

SUPPLY AGREEMENT

        This Supply Agreement (the "Agreement") dated as of November 7, 2005 (the "Effective Date") is between Accellent Corp., a Colorado company with its principal office at 100 Fordham Road, Building C, Wilmington, MA 01887 ("Supplier"), and Conceptus Incorporated, with its principal office at 1021 Howard Avenue, San Carlos, CA 94070 (the "Purchaser").

        WHEREAS, the Purchaser has developed and designed a medical device and seeks to have such device manufactured for it by the Supplier; and

        WHEREAS, the Supplier has expertise in the manufacture of medical devices and components and desires to provide manufacturing services for the Purchaser.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Definitions.    Unless otherwise defined in this Agreement, as used herein, the following defined terms shall have the meanings given them below.

        1.1   Affiliate.    "Affiliate" means any entity which directly or indirectly controls, is controlled by, or is under common control with the referenced party.

        1.2   Approved Supplier List.    "Approved Supplier List" has the meaning given in Section 3.7.

        1.3   Bankruptcy Event.    "Bankruptcy Event" means the institution of voluntary or involuntary proceedings by or against a person or entity in bankruptcy or under any insolvency law, or the appointment of a receiver or custodian for such person or entity, or the institution of proceedings by or against such person or entity for corporate reorganization or the dissolution of such person or entity, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or an assignment by such person or entity for the benefit of its creditors.

        1.4   Competitor.    "Competitor" means any company that sells a non-surgical female tubal sterilization device or process.

        1.5   Controlled Environment Room.    "Controlled Environment Room" shall mean a room that is used to manufacture Products having a controlled environment to limit particulate and microorganisms.

        1.6   Change in Control.    "Change in Control" means the direct or indirect (i) sale or other disposition of all or substantially all of Supplier's assets, or (ii) transfer of more than fifty percent (50%) of the outstanding voting interests or economic interests of Supplier; provided that an initial public offering of stock by Supplier shall not constitute a "Change in Control."

        1.7   Delivery Date.    "Delivery Date" has the meaning given in Section 3.4.

        1.8   Delivery Schedule.    "Delivery Schedule" has the meaning given in Section 3.4.

        1.9   Event of Default.    "Event of Default" has the meaning given in Section 13.

        1.10 Forecast.    "Forecast" has the meaning given in Section 3.3.

        1.11 Incoming Inspection.    "Incoming Inspection" means measuring, examining, and testing that gauges one or more characteristics of a Product component and the comparison of such component with the specified requirements to determine such component's conformity to the Specifications.

        1.12 Intellectual Property.    "Intellectual Property" has the meaning given in Section 10.1.

        1.13 Intellectual Property Rights.    "Intellectual Property Rights" has the meaning given in Section 10.1.

        1.14 Procedures.    "Procedures" has the meaning given in Section 2.1.

        1.15 Process.    "Process" means the methods and all referenced procedures used in the manufacture of the Product.

        1.16 Product.    "Product" means a kit containing two (2) Essure devices, as further described in Exhibit A hereto.

        1.17 Product Device Master Record.    "Product Device Master Record" means the Product Device Master Record for the Product required by the Regulatory Authorities, as it may be revised and in effect from time to time.

        1.18 Purchase Order.    "Purchase Order" means a purchase order for Products in a form provided by Purchaser.

        1.19 Purchase Price.    "Purchase Price" has the meaning given in Section 3.1.

        1.20 Qualified Trainer.    "Qualified Trainer" shall mean Manufacturer's designated individual(s) who can perform training on manufacturing processes, test methods and/or standard operating procedures as developed and approved by Purchaser.

        1.21 Regulatory Authority.    "Regulatory Authority" means the Food and Drug Administration of the United States (the "FDA") or, any successor agency or, if applicable in the context, the government agency performing the same regulatory function as the FDA in another country.

        1.22 Specifications.    "Specifications" means the specifications for the Product as provided in the Product Device Master Record.

        1.23 Term.    "Term" has the meaning given in Section 12.1.

2.    Supply Rights.

        2.1   Manufacture and Supply.    Supplier agrees, pursuant to the Delivery Schedule, to procure inventory, which includes raw materials, components and other supplies, and to manufacture, test, assemble, inspect and deliver the Products pursuant to the Specifications for each such Product. Supplier recognizes and agrees that the specific manufacturing site employed for the production of the Products must be approved and accepted by the Purchaser. Supplier agrees to provide adequate capacity to meet the volumes agreed by the parties in accordance with Section 3.4. All materials for use in Products, including but not limited to raw materials, supplies, and completed Product will be stored by Supplier in a secure, segregated, and controlled area to prevent theft, loss, degradation or damage of such materials. Supplier shall maintain lot traceability of raw materials, work in process and finished Product. All components used in the Products shall be processed through Incoming Inspection. All materials and components that do not meet the applicable Specifications shall be quarantined and investigated through the Supplier's non-conformance procedure. Supplier's personnel responsible for manufacturing, testing, and inspecting Product shall be trained in the Procedures (as defined below) by a Qualified Trainer. Supplier's quality assurance personnel shall ensure Products meet Specifications. Supplier agrees to manufacture Products in a Controlled Environment Room (CER), which shall be monitored for particulate and microbial control on a quarterly basis. The Incoming Inspection, non-conformance procedure, quality assurance procedures and other manufacturing, testing, and inspection procedures used by Supplier in connection with the manufacture of the Products are collectively the "Procedures." All Procedures, and any changes thereto, must be approved by Purchaser prior to their use by Supplier. Purchaser acknowledges that Supplier is in the business of providing contract manufacturing services to the medical device industry and, subject to the terms of this Agreement, reserves the right to supply, develop, manufacture, sell, resell, or carry-on similar activities to any third party, including competitors of the Purchaser.

        2.2   Purchase Requirements.    Purchaser is not required to purchase any specific quantity of Products under this Agreement.

        2.3   Essure Catheter Assembly Manufacturing Transfer.    Exhibit C contains the terms and conditions under which Supplier shall transfer the manufacturing capabilities for the next generation of the Essure catheter assembly (i.e., the ESS305 Essure Catheter Assembly, or "ESS305") from Purchaser's location in San Carlos, California to Supplier's facility in Juarez, Mexico. Once the transfer has been completed and the manufacturing line has been validated and approved in writing by Purchaser, all ESS305 products manufactured by Supplier after that point will deemed "Products" and be governed by the terms of this Agreement.

3.    Purchase Orders, Prices, Terms, Delivery, Forecasts.

        3.1.  Purchase Price.    The purchase price ("Purchase Price") for each Product purchased from Supplier shall be as set out on Exhibit B and shall be due and payable no later than thirty (30) days from the date of the invoice for such Product. Invoices shall be dated the date the applicable Products are shipped. The price for Products during the Term and assumptions upon which they are predicated shall be as defined in Exhibit B and the following: (i) at any time, in the event of increases in the amount of five percent (5%) or more in the market price of raw materials, components or packaging materials purchased by Supplier from vendors on the Approved Supplier List in order to manufacture the Products (collectively, "Materials") the Supplier shall notify Purchaser of such increase and the parties shall discuss methods to mitigate such increase, including the use of alternate vendors, provided that to the extent the parties are unable to mitigate such increase Supplier may pass the incremental increase through to Purchaser (with no markup); (ii) Supplier shall notify Purchaser of, and pass through to Purchaser, any decreases in the price of Materials that equal or exceed five percent (5%); (iii) if the parties share the cost of any Product engineering changes, process improvements, and procurement or alternate sourcing activities (collectively, "Changes") that result in a cost reduction, the amount of such cost reduction will be shared by the Supplier and Purchaser, with each receiving fifty percent (50%) of such cost reduction after implementation of the Changes, provided that mutually agreed, nonrecurring expenses associated with such cost reductions will be retired by the party bearing such expenses prior to sharing, and (iv) if Purchaser pays the entire cost of any Changes, Purchaser shall realize the entire amount of any cost reduction resulting from such Change in the form of a lower Product price. In addition to the Supplier's other rights and remedies, Supply may elect to charge interest at the rate of 10% per annum or the highest rate permitted under applicable law, whichever is lower, on any undisputed amount (i) of the Purchase Price owed under this Agreement, or (ii) due pursuant to the services provided under Exhibit C, which amounts are not paid when due.

        3.2.  Orders, Shipping Terms, and Inconsistencies.    Supplier shall pack all Products for shipment in accordance with Purchaser's Specifications and otherwise in a commercially reasonable manner to protect against damage. All shipments of Products shall be F.O.B. Supplier's facility, and shall be accompanied by a packing slip which describes the Products and states the Order number. Title to and all risk of loss or damage concerning the Products shall pass to Purchaser immediately upon the sooner of delivery of the Products to either (i) the Purchaser, (ii) a common carrier or (iii) any private carrier designated by Purchaser (or designated by Supplier and approved by Purchaser) for shipment to Purchaser's designated point of delivery. Purchaser's rejection of any Products purchased hereunder shall not shift any risk for those Products until they are returned to and received by Supplier pursuant to Supplier's written instructions. If there is any conflict or inconsistency between this Agreement and any Purchase Order confirmation, acceptance or any similar document, the terms of this Agreement shall govern and control.

        3.3   Forecasts.    On the first day of each calendar quarter, Purchaser shall provide Supplier with an updated Product forecast ("Forecast") that reflects Purchaser's estimated aggregate purchase requirements of Product for the subsequent three (3) month period.

        3.4   Purchase Orders.    Purchaser may from time to time provide Supplier with specific quantities of Product to be delivered to Purchaser on specific Delivery Dates (as defined below), which dates and quantities will be mutually agreed to by the parties. The schedule of agreed upon Delivery Dates and quantities of Products to be delivered on such dates shall become the delivery schedule ("Delivery Schedule"). Supplier shall supply the quantities of Product meeting the Specifications on the date detailed in the Delivery Schedule for such Products (the "Delivery Date").

        3.5   Notice of Anticipated Failure to Make Timely Delivery.    The Supplier will notify the Purchaser in the event that Supplier becomes aware that the Supplier will not be able to make delivery of Products by the dates required by Section 3.4.

        3.6   Purchaser-Supplied Components.    In the event Supplier has a shortage of components for Products, Purchaser may, at its discretion, supply components to Supplier at Supplier's expense upon the written consent of Supplier and only in such amounts as are necessary for firm orders then placed by Purchaser. Such components, including provision for failed parts, shall be delivered to Supplier not later than four (4) weeks prior to the scheduled Delivery Date for the related Products to Purchaser. Should Purchaser be unable to meet Purchaser's requirements for delivery of Products, Purchaser may at its option require Supplier to either: (i) ship Products to Purchaser absent the missing components on or after seven (7) days from the scheduled Delivery Date; or (ii) hold the Products pending receipt of such components from Purchaser. Under these circumstances, Purchaser will give written notification to Supplier prior to the scheduled Delivery Date. Nothing in this Section relieves Supplier of its other obligations under this Agreement.

        3.7   Approved Supplier List.    Purchaser shall provide a bill of materials and approved supplier list ("Approved Supplier List" or "ASL") for each Product to be manufactured hereunder. Supplier shall manufacture the Products using components obtained solely from vendors included on the ASL, as it may change from time to time, as approved by Purchaser. The ASL shall not be amended without prior written approval of Purchaser. If Supplier desires to use a supplier from Supplier's own list of approved suppliers, Supplier shall provide Purchaser with a written proposal describing the reasons to use such supplier. Purchaser may accept or reject the proposal in its sole discretion. If Purchaser accepts the proposal, the proposed supplier will be subject to evaluation and approval processes approved by Purchaser. Supplier will not order any materials or components for the Products from such supplier until Purchaser has provided written approval to make such orders.

        3.8   Quarterly Review.    The parties agree to establish a quarterly business review process pursuant to which the parties will review (either in person, by telephone, video conference or other mutually agreeable means) Product quality, cycle time, manufacturing capacity, delivery, market conditions, and any other matters or concerns relevant to this Agreement. Each party shall bear its own costs and expenses related to the quarterly business review.

        3.9   Excess and Obsolete Inventory.

          3.9.1. If Purchaser cancels a Product order specified in the Delivery Schedule less than thirty (30) days prior to the applicable Delivery Date, Purchaser shall be responsible for the Purchase Price of the Products specified in such order unless otherwise agreed by the parties.

          3.9.2 Purchaser shall be responsible for any non-returnable inventory (including finished Products, work-in-process, components, or raw material) or non-cancelable orders for components or raw material that are rendered excess or obsolete (as determined in Supplier's reasonable discretion)(collectively, "Excess Inventory") to the extent such Excess Inventory is caused by (a) Purchaser's cancellation of orders specified in a Forecast with shipment dates specified in the Delivery Schedule between thirty (30) and one-hundred and twenty (120) days from the date of cancellation, (b) a sustained reduction in Product purchases specified in the Forecast of more than twenty-five (25%) over a three- (3) month period, (c) engineering change orders agreed by the parties, (d) the end of a Product's life, or (e) the termination or expiration of this Agreement (excluding termination of the Agreement by Purchaser in accordance with Section 5.2 or Section 13.1, in which case Purchaser shall not be responsible for any Excess Inventory), provided that in each case (a) through (e) above the Excess Inventory cannot reasonably and without material cost to the Supplier be utilized on other Supplier products or returned to its suppliers. The cost to Purchaser of the Excess Inventory described above shall be the Purchase Price for finished Products and the Supplier's burdened cost (including labor (if expended), storage, and documented restocking charges paid by Supplier to its suppliers, but excluding a mark-up) for all other items Supplier shall provide Purchaser an invoice that itemizes and describes in reasonable detail the foregoing charges with respect to Excess Inventory and the reasons Supplier cannot avoid such charges within thirty (30) days after the event described in subsections (a) through (e) above that gave rise to such charges. In no event shall Purchaser's responsibility for charges with respect to Excess Inventory exceed an amount equal to the total Purchase Price paid by Purchaser for all Products in the one-hundred and twenty day (120) day period immediately preceding Supplier's initial claim for charges related to Excess Inventory.

4.    Changes to Specifications.

        4.1.  Changes by Purchaser.    If the Purchaser desires to change the Specifications, it will notify the Supplier of such proposed change in writing. Within thirty (30) days following receipt of such a notice from the Purchaser, the Supplier shall notify the Purchaser of the cost of implementing such change and the impact such a change would have on the Purchase Price and the manufacturing lead-time. The Purchaser will then notify the Supplier in writing whether it wants to implement such change taking into account the implementation costs and the manufacturing lead time and Purchase Price impact. Specifications for any change to the Product shall be finalized by the Purchaser in a mutually agreed to time-frame prior to the placement of the first order for each Product to be manufactured with such changed Specifications. After approval by the Purchaser, such change shall then become part of the Specifications.

        4.2   Changes by Supplier to Specifications or Process.    No changes to the Specifications shall be made by the Supplier without the prior written approval of the Purchaser. Supplier shall not make any changes to the manufacturing process which may require the submission of any amendment, filing or other documentation with any Regulatory Authority unless such change has been identified, reviewed and approved in writing by the Purchaser. The Purchaser shall provide a response to any such proposed changes as soon as is practicably possible after receipt.

5.    Quality and Regulatory Matters.

        5.1   Facility Reviews.    The Purchaser or its designee shall have the right, upon reasonable advance written notice and during regular business hours, to inspect the facilities being used by the Supplier for production of the Products solely to confirm that such facilities are adequate to meet the requirements of this Agreement, the Regulatory Authority, ISO13485, and any applicable successors to those ISO requirements. Supplier shall reasonably cooperate with Purchaser and its designee with respect to such inspections. If any such inspection reveals that the manufacturing facilities do not satisfy such requirements, then the Purchaser shall provide written notice of such fact, which notice shall contain in reasonable detail the deficiencies found in the manufacturing facilities and, if practicable, those steps the Supplier should undertake in order to remedy such deficiencies. Any inspection made by the Purchaser under this section shall occur no more frequently than once each calendar quarter (unless otherwise required by law, including by direction of the Regulatory Authority) and shall be designed to cause the least amount of disruption to the operations of the Supplier as is reasonably possible. Such inspections shall be limited to the manufacture of Products, and shall not include any trade secrets or other confidential information unless the Purchaser and its designee (if applicable) has signed a confidentiality agreement reasonably satisfactory to the Supplier.

        5.2   Remedying Deficiencies.    The Supplier shall be responsible for remedying any deficiencies identified by the Purchaser under Section 5.1 at Supplier's cost and expense within sixty (60) days following written notice from the Purchaser. With respect to any such inspections for which any deficiencies are not capable of being remedied by the Supplier within sixty (60) days of the notification thereof, then the Supplier and the Purchaser shall discuss in good faith a corrective action plan which will enable the Products to be supplied in accordance with this Agreement until such deficiencies are remedied. If the parties are unable to reach agreement after an additional sixty (60) days as to such alternative manufacturing arrangements, then the Purchaser shall have the right to terminate this Agreement upon written notice to the Supplier.

        5.3   Records.    The Supplier will maintain its records with respect to the manufacture of the Products for ten (10) years after the date of manufacture of the last Product under this Agreement, after which Supplier shall transfer such records to Purchaser.

        5.4   Medical Device Reporting.    Purchaser shall be responsible to report events in compliance with FDA Medical Device Reporting Regulation set forth in 21 CFR Part 803 and any applicable international regulations. Purchaser agrees to make Medical Device Reports available to Supplier within three (3) days of the initial receipt of any report that reasonably suggests that one of the Products (i) may have caused or contributed to a death or serious injury or (ii) has malfunctioned.

        5.5   Notices from Regulatory Authorities.    A party receiving (the "Regulatory Receiving Party") communications from any Regulatory Authority, including any FDA Form 483 Report on Inspectional Observations or equivalent notice, shall provide to the other party within twenty-four (24) hours copies of any such communications it receives related to the Products.

        5.6   Permits, etc.    The Purchaser shall obtain, at the Purchaser's sole expense, all permits, licenses, approvals, consents, and authorizations from all governmental authorities as may be necessary or appropriate to market, solicit orders for, and sell the Products.

        5.7   Product Complaints.    In reviewing customer complaints concerning the Products, the Purchaser shall be considered the "manufacturer" for regulatory purposes, and shall receive and log all complaints from customers using the Products. If after evaluation by the Purchaser of the complaints, the Purchaser reasonably believes that a complaint relates to a breach by the Supplier of the warranty contained in Section 6.1, the Purchaser will forward the complaint and the related Product to the Supplier. The Supplier will then evaluate the complaint. If the Product does not comply with the warranty contained in Section 6.1, then the Supplier shall be responsible to remedy the noncompliance as provided in Section 6.2. If the Product complies with the warranty contained in Section 6.1, then (i) the Supplier will return the Product to the Purchaser with the Supplier's evaluation, and the costs of shipping the Product between the Purchaser, the Supplier, and the customer shall be the Purchaser's responsibility; and (ii) to the extent the Supplier's investigations of the complaints repeatedly result in Products that do not breach the warranty and impose an unreasonable financial burden on the Supplier, then the parties will review the circumstances and attempt to make the Supplier whole with respect to such burden.

        5.8   Sterilization services.    Sterilization services with respect to any Product will be provided only if requested by Purchaser and will only be performed by a third-party supplier approved by Purchaser and solely at Purchaser's expense. With respect to any such sterilization services, Supplier and Purchaser will jointly review the sterilization protocol and report, which will include the results of the sterilization validation/revalidation. Purchaser will have final approval responsibility for all sterilization documentation (and the services provided thereunder) and is ultimately responsible for verification and certification of product sterility. Supplier and Purchaser will define the terms of the product transfer and mutually agree to the terms of sterile lot release.

        5.9   Certain Quality Requirements.    Without limiting its other obligations under this Agreement, Supplier shall comply with the quality requirements set forth in Exhibit D.

6.    Product Warranty and Limited Remedies; Customer Complaints.

        6.1   Warranty.    The Supplier warrants that each Product shall materially comply with the Specifications for a period of two (2) years following the date of its shipment, provided that this warranty shall not apply to non-conformities and shall be void to the extent such non-conformities are not caused by Supplier's or Supplier's agents' or contractors' acts or omissions.

        6.2   Remedies.    If any Product does not conform to the warranty stated in Section 6.1 above, the Supplier shall, at Purchaser's option, within ninety (90) days repair or replace such Product at the Supplier's own expense, and ship such repaired or replacement Product back to either the Purchaser or the applicable customer at the Supplier's own expense, or credit to the Purchaser the Purchase Price for the Product. The foregoing warranty, and the remedies provided for in this Section 6.2, are expressly conditioned upon (i) Purchaser providing Supplier with prompt written notice of any nonconforming Product prior to the expiration of the warranty period, which notice must identify with particularity the non-conformity, and (ii) Purchaser's full cooperation with Supplier in all reasonable respects relating thereto. All defective Products which are covered by the foregoing warranty shall be shipped to the Supplier at its expense for such repair or replacement.

        6.3   Exclusions From Warranty.    The warranty set forth in Section 6.1 above does not include Products that have defects or failures resulting from Purchaser's design of the Products (as such design is described in the design history record of the Product). Purchaser bears all design responsibility for the Product.

        6.4   Product Recalls.    In the event of a Product recall caused by Supplier's breach of the warranty provided in Section 6.1, Supplier shall at its cost and expense replace all Product lots recalled (regardless of the number of nonconforming Products, if any, in such lots), and pay any associated shipping and handling costs with respect to such lots. Without limiting Supplier's liability under Sections 7.1(i) and 7.1(ii), the foregoing represents Supplier's sole obligation with respect to Product recalls.

        6.5   LIMITATIONS.    THE WARRANTY PROVIDED IN SECTION 6.1 ABOVE IS THE ONLY WARRANTY APPLICABLE TO THE PRODUCTS. ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED. EXCEPT WITH RESPECT TO EACH PARTY'S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 11, NEITHER PARTY WILL UNDER ANY CIRCUMSTANCES BE LIABLE FOR ANY PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR REVENUES; AND EXCEPT WITH RESPECT TO EACH PARTY'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7, NEITHER PARTY'S AGGREGATE LIABILITY UNDER THIS AGREEMENT, WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE, SHALL EXCEED THE ACTUAL AMOUNTS PAID BY PURCHASER FOR PRODUCTS DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTH PERIOD FROM WHEN THE CLAIM FOR LIABILITY AROSE, REGARDLESS OF WHETHER THE PRODUCTS WERE PURCHASED DURING SUCH PERIOD UNDER THIS AGREEMENT OR UNDER THE "CONTRACT MANUFACTURING AGREEMENT" BETWEEN CONCEPTUS AND VENUSA LTD. DATED JUNE 20, 2003 (the "June 20, 2003 Agreement").

        6.5   Disputes.    If the Supplier disagrees with a claim that a Product does not conform to the warranty provided in Section 6.1, then the parties agree to submit the disputed Product to an independent party which has the capability of testing the Product to determine whether or not it does so conform. In the event the parties cannot agree upon such independent party, or in the event it is not possible to acquire the services of such an independent party, then such dispute shall be resolved pursuant to Section 14.11. The cost of the independent testing party shall be borne by the party against whom the testing party finds, as directed by the testing party.

7.    Indemnification.    In order to distribute between themselves the responsibility for third party claims arising out of this Agreement, and except as otherwise specifically limited or provided for herein, the parties agree as set forth in Sections 7.1 through 7.3 below:

        7.1   By Supplier.    The Supplier agrees to indemnify, defend and hold the Purchaser harmless against any and all claims, suits, proceedings, expenses, recoveries and damages of or by third parties, including court costs and reasonable attorneys fees and expenses, to the extent they arise out of, are based on, or are caused by (i) any material breach by the Supplier of its warranty provided in Section 6.1, which breach causes bodily harm, death, or property damage, (ii) the willful misconduct or gross negligence of the Supplier, or (iii) any claim of infringement of any Intellectual Property Right of any third party based upon or arising out of the Supplier's manufacturing processes with respect to the Products. The Purchaser will promptly notify the Supplier of any such claim or demand which comes to its attention.

        7.2   The Purchaser.    The Purchaser agrees to indemnify, defend and hold the Supplier harmless against any and all claims, suits, proceedings, expenses, recoveries, and damages of or by third parties, including court costs and reasonable attorneys fees and expenses, to the extent they arise out of, are based on, or are caused by (i) defects or alleged defects in the design of the Products, (ii) any allegation or claim that the design for the Products infringes upon the Intellectual Property Rights of third parties, (iii) statements, whether written or oral, made or alleged to be made by the Purchaser or its Affiliates or any other party on the packaging or labeling of any of the Products, or in the advertising, publicity, promotion, or sale of any of the Products, (iv) the storage, sale, shipment, promotion, or distribution of the Products (except to the extent that such claims are covered by Supplier's indemnity in Section 7.1), (v) the use or operation of the Products (except to the extent that such claims are covered by Supplier's indemnity in Section 7.1), or (vi) any allegation or claim that the Products are not sterile. The Supplier will promptly notify the Purchaser of any such claim or demand which comes to its attention.

        7.3   General.    The party claiming indemnity (the "Indemnified Party") shall provide the party from whom indemnity is being sought (the "Indemnifying Party") with reasonable assistance, at the Indemnifying Party's expense, in connection with the defense of the claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing, at the Indemnified Party's cost; however, the Indemnifying Party shall have the right to assume and conduct the defense of the claim with counsel of its choice and shall retain final decision-making authority with respect to the conduct of the defense. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money by the Indemnifying Party. So long as the Indemnifying Party is actively defending the claim in good faith, the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Section 7.

8.    Insurance.

        8.1   Each party agrees to procure and maintain in full force and effect during the term of this Agreement and for three years thereafter valid and collectible insurance policies in connection with the supply and sale of Products pursuant to this Agreement and provide; (i) for commercial general liability coverage in the amount of $1,000,000 each occurrence and $2,000,000 general aggregate excluding Products and Completed Operations coverage and written on an occurrence basis and, (ii) Products and Completed Operations coverage in the amount of $5,000,000 per occurrence, $10,000,000 in the aggregate and written on a claims made basis. Such policies shall endeavor to provide for thirty (30) days written notice of cancellation to the other party. Upon either party's request, the other party shall provide to the requesting party a certificate of insurance coverage.

9.    Trademarks; Use of Supplier Name.

        9.1   Trademarks.    For purposes of this Section 9.1, "Trademark" shall mean the Purchaser's trademarks that are associated with the Products and which are approved by Purchaser for use by Supplier in the manufacture of the Products. In consideration of the fees set forth herein, Purchaser further grants to Supplier a non-exclusive license during the Term to use the Trademarks on and solely in connection with the manufacture of the Products, and for this purpose to affix, subject to Purchaser's prior written approval, the Trademarks to or on the Products and to or on any packaging materials used in connection with the Products. Any and all uses of the Trademarks shall be subject to the prior written approval of Purchaser. Supplier shall not remove trademark notices from any Product or component thereof without the prior written consent of Purchaser. Supplier shall not use the name, Trademarks or logos associated with the Products in its business name or in any manner other than as specified in this Section. Purchase shall have and retain ownership of all Trademarks. The Purchaser acknowledges that such trademark ownership rights do not extend to the Supplier's proprietary formulae, processes, or other written proprietary information that Supplier has trademark ownership or rights to as of the Effective Date.

        9.2   Use of Name.    Unless legally required by applicable law, neither party shall use the other party's name in its advertising or elsewhere, without the prior written approval of the other party.

10.    Intellectual Property; Tooling.

        10.1 Intellectual Property Rights.    Each party shall retain sole ownership of, and all Intellectual Property Rights to, any Intellectual Property of any kind owned by that party as of the Effective Date. Purchaser shall own any and all Intellectual Property Rights in and to the Products, and to any and all improvements to Products developed during the term of this Agreement, whether such improvements are developed by Supplier or by Purchaser, or jointly by the parties. Supplier shall own any and all Intellectual Property Rights in and to any and all improvements to its manufacturing processes that it develops during the term of this Agreement. Subject to Section 11 of this Agreement and all of Purchaser's Intellectual Property Rights, Purchaser acknowledges and agrees that: (i) Supplier is in the business of designing, developing, manufacturing, prototyping and assembling metal and plastic components for specialized medical devices, and that Supplier may develop products, devices, instruments or other items for other persons which are identical or similar in functionality to the Products; (ii) Supplier, its employees and agents shall be free to use and employ their general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, processes or skills gained or learned during the course of this Agreement; and (iii) Supplier may perform similar services for third parties using the same personnel that Supplier may utilize for rendering services for Purchaser hereunder. For the purposes of this Agreement, the term "Intellectual Property" means inventions, works of authorship, improvements, developments, or innovations and other creative works (whether or not patentable or copyrightable, conceived or made or reduced to practice), know-how, technical information, pending patent applications, registrations, divisions and continuations thereof, registered and unregistered copyrights, and all associated goodwill, designs, drawings, specifications, manufacturing methods and processes. "Intellectual Property Rights"

means any proprietary rights applicable to any Intellectual Property, including any patent, copyright, trademark, trade secret and similar rights in any jurisdiction throughout the world.

        10.2 Tooling and Equipment.    Supplier shall provide tooling that is not specific to the Product at its own expense. Purchaser shall pay for or obtain and consign to Supplier for its use any Product-specific tooling and other reasonably necessary non-recurring expenses specific to the Product, as such tooling and expenses are described on Exhibit B (as updated by the parties) or otherwise approved in writing by Purchaser ("Set-Up Property"). Purchaser shall own title to all Set-Up Property. Supplier shall hold and maintain all Set-Up Property for Purchaser and shall exercise reasonable care in the use and custody of such property and shall use such property only in performing its obligations under this Agreement. Purchaser will bear responsibility for repair to Set-Up Property resulting from normal wear and tear. Supplier will bear responsibility for loss of or damage to Set-Up Property resulting from Supplier's negligence. Supplier will mark all Set-Up Property to clearly identify it as being the property of Purchaser. Supplier shall not grant any security interest, incur any liens or any other encumbrances on said Set-Up Property. Upon any termination or expiration of this Agreement or upon Purchaser's written request, Supplier will promptly return all Set-Up Property in good and workable condition, with the exception of normal wear and tear, to a location identified by Purchaser at Purchaser's cost. Supplier agrees that equipment used to manufacture Product shall be calibrated and traceable to NIST standards, and be validated as appropriate.

11.    Confidentiality; Press Releases.

        11.1 Confidentiality.    The Purchaser and the Supplier will be exchanging Confidential Information (as defined herein) relating to the Products and their manufacture, and relating to the services provided by Supplier pursuant to Exhibit C, at the inception of and from time to time during the term of this Agreement and the Purchaser may have access to or observe the Confidential Information of Supplier. For the purposes of this Agreement, "Confidential Information" means any and all information or proprietary materials (in every form and media) not generally known in the relevant trade or industry made available by either party (in such case, the "Disclosing Party") to the other (in such case, the "Receiving Party") in connection with the efforts contemplated hereunder and which may reasonably be understood as confidential, including (i) all Intellectual Property, (ii) existing or contemplated products, services, designs, inventions, technology, processes, technical data, engineering, techniques, methodologies and concepts and any information related thereto, and (iii) information relating to business plans, sales or marketing methods and customer lists or requirements. Notwithstanding the foregoing, each party acknowledges that any and all information concerning the other party's Intellectual Property is confidential and that no further writing designating it as such is necessary. The Receiving Party will maintain the information in confidence using the same standard of care it uses to maintain its own information in confidence, but in any case, no less than reasonable commercial diligence, and will not use such information for itself or disclose it to others except as necessary to fulfill its obligations or exercise its rights under this Agreement; provided that the Receiving Party shall not disclose the Disclosing Party's Confidential Information to any employee or third party unless such employee or third party is under a duty of confidentiality with respect to such information at least as protective as the duty set forth in this section. Such obligation of confidentiality and non-use shall not apply to information which (i) is known to the Receiving Party prior to the disclosure as demonstrated by documentary evidence, (ii) is publicly known as of the date of the disclosure, (iii) becomes publicly known after the date of disclosure through no fault of the Receiving Party, (iv) is received from a third party who has, to the Receiving Party's knowledge, no obligation of confidentiality to the Disclosing Party or (v) is developed independently by the Receiving Party as demonstrated by documentary evidence. Such obligation of confidentiality and non-use shall survive any expiration or termination of this Agreement. The restrictions on disclosure contained in this Section 11.1 shall not apply to any information which is required to be disclosed by court rule or governmental law or regulation, provided that the Receiving Party gives the Disclosing Party prompt notice of any such requirement and cooperates with the Disclosing Party, at the Disclosing Party's expense, in attempting to limit such disclosure.

        11.2 Intentionally Deleted

        11.3 Publicity.    Unless required by law, neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public, press or otherwise, relating to this Agreement or any amendment hereto or to performance hereunder or the existence of an arrangement between the parties, without the prior written approval of the other party, such approval not to be unreasonably withheld.

        11.4 Use of Names in Promotions.    Neither party shall use the name of the other for advertising or promotional claims without the prior written consent of the other party.

        11.5 Damages Inadequate.    The parties acknowledge that monetary damages may be an inadequate remedy for any breach by a party of its obligations under Section 10.1 and Sections 11.1 through 11.3 and that the non-breaching party shall be entitled to seek injunctive relief and specific performance to enforce the breaching party's obligations, in addition to whatever remedies the non-breaching party may be entitled to.

        11.6 Return.    Each party shall return all Confidential Information of the other party in its possession within ten (10) days after any expiration or termination of this Agreement or otherwise upon the other party's request.

12.    Term and Termination.

        12.1 Term; Renewal.    Unless sooner terminated as provided in Section 12.2 below, this Agreement shall have a term commencing on the Effective Date and expiring on December 31, 2008, and the term of this Agreement shall be automatically renewed for successive one (1) year terms thereafter unless one party gives written notice to the other party of non-renewal at least one (1) year prior to the expiration of the then current term. The initial term together with any renewal terms are the "Term."

        12.2 Termination.    This Agreement may be terminated:

          (a)   upon written notice by a party to the other party, if the other party becomes subject to a Bankruptcy Event or commits an Event of Default (as defined in Section 13 below); or

          (b)   by written notice from the Purchaser to the Supplier in accordance with Section 5.2.

        12.3 Effect of Termination.    Upon any expiration or termination of this Agreement the provisions of Sections 1, 5.3, 5.4, 5.5, 6, 7, 8, 10, 11, 12.2, and 14 shall survive such termination and expiration.

13.    Default.

        13.1 Rights Upon an Event of Default.    Upon the occurrence of an Event of Default (as defined below) under this Agreement, in addition to whatever other remedies the non-defaulting party may be entitled to, the non-defaulting party may terminate this Agreement upon written notice to the defaulting party stating the grounds for such default. The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this Agreement:

          (a)   either party becomes the subject of a Bankruptcy Event; or

          (b)   the Purchaser fails to make undisputed payments of the Purchase Price when due and such failure continues for ninety (90) days; provided that Supplier may suspend performance under this Agreement in the event Purchaser fails to make undisputed payment of the Purchase Price when due and such failure continue for thirty (30) days; or

          (c)   either party breaches any other material provision of this Agreement and fails to remedy such default within sixty (60) days after receipt of written notice thereof, which notice shall state, with particularity, the grounds for such claimed default.

14.    Miscellaneous.

        14.1 Independent Contractor Status.    The relationship between the Supplier and the Purchaser established hereby is that of independent contractors, and nothing contained herein shall be deemed to create a relationship of employer and employee, principal and agent, partners, or otherwise. Neither party shall have any authority to obligate the other in any respect nor hold itself out as having any such authority. All personnel of the Supplier shall be solely employees of the Supplier and shall not represent themselves as employees of the Purchaser, and all personnel of the Purchaser shall be solely employees of the Purchaser and shall not represent themselves as employees of the Supplier.

        14.2 Binding Effect; Benefits; Assignment.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing contained herein shall give to any other person any benefit or any legal or equitable right, remedy or claim. Any assignment of this Agreement by either party shall require the prior written consent of the other party which shall not be unreasonably withheld; provided that (i) a change in ownership of a party's stock or other ownership interest, or of any stock or ownership interest in any entity which, directly or through one or more intermediaries, controls the party, shall not constitute an assignment of this Agreement or require the other party's consent, and (ii) either party may assign this Agreement to a purchaser of such party's business (whether through a sale of all or substantially all of such party's assets, merger, consolidation, reorganization, or similar transaction) upon written notice to the other party; provided further that, in each case, if any such change in ownership interests would result in Supplier being owned or controlled by a Competitor, Purchaser may elect to terminate this Agreement in connection with such change in Supplier's ownership as of the date specified in Purchaser's notice of termination. Any assignment of this Agreement shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement. Any attempt to assign this Agreement in violation of this section shall be null and void.

        14.3 Entire Agreement; Amendments.    The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties hereto. To the extent of any conflict or inconsistency between this Agreement and any Purchase Order, confirmation, acceptance or any similar document, the terms of this Agreement shall govern. The parties agree that this Agreement supersedes the June 20, 2003 Agreement and that any claims arising with respect to the Products, regardless of when such Products were purchased by Purchaser, including warranty claims and claims for indemnification, shall be subject to the terms and conditions of this Agreement and shall not be subject to the terms and conditions of the June 20, 2003 Agreement.

        14.4 Severability.    In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

        14.5 Remedies.    Unless otherwise expressly provided, all remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

        14.6 Force Majeure.    The obligations of the Supplier and the Purchaser hereunder (except for the Purchaser's obligations to make payment in full for Products when due) shall be subject to any delays or non-performance caused in whole or part by any act of God; extraordinary acts of any government or any agency or subdivision thereof; fire; strikes (excluding strikes by Supplier's workforce); war; transportation delays affecting the general public; riots or acts of a public enemy; terrorist acts; and similar events; in each case that are not caused by any act or omission of the affected party and that are beyond the reasonable control of such party. The party which is not performing its obligations under this Agreement as a result of an event of force majeure shall use diligent efforts to resume compliance with this Agreement as soon as possible. Should the event of force majeure continue unabated for a period of sixty (60) days or more, the parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time, provided that Purchaser may at any time after such sixty (60) day period terminate this Agreement, without liability to Supplier, provided that upon such termination Conceptus shall purchase all completed Product inventory and Product components that exist at the time of termination and that meet the Specifications. For clarity, Conceptus shall not be obligated to purchase an amount of Products (or components thereof) that exceeds the amount of the Product Purchase Requirement.

        14.7 Notices.    Any notice, request, consent or communication (collectively, a "Notice") under this Agreement shall be effective if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) sent by an internationally recognized overnight delivery service, with delivery confirmed, or (iv) telexed or telecopied, with receipt confirmed, addressed as set forth in this Section or to such address as shall be furnished by either party hereto to the other party hereto. A Notice shall be deemed to have been given as of (i) the date when personally delivered, (ii) when received if delivered by the United States Postal Service, certified or registered mail, properly addressed, return receipt requested, postage prepaid, or by overnight delivery service, or (iii) immediately, upon confirmation of receipt of the telex or telecopy, as the case may be. All Notices shall specifically state: the provision (or provisions) of this Agreement with respect to which such Notice is given and shall be addressed as follows:

If to the Supplier to:	If to the Purchaser to:
Accellent Corp. 100 Fordham Road Building C Wilmington, MA 01887 ATTN: Executive VP Sales & Marketing	Conceptus, Inc. 1021 Howard Avenue San Carlos, CA 94070
with a copy to:	with a copy to:
Christine Mikail, Esq. Reed Smith LLP 136 Main Street, Suite 250 Princeton Forrestal Village Princeton, NJ 08540	J.D. Marple, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, CA 94025

        14.8 Waivers.    The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

        14.9 Counterparts.    This Agreement may be executed in any number of counterparts, and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

        14.10 Headings.    The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        14.11 Governing Law; Dispute Resolution.    This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, without regard to the conflict of law principles of such State. Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof (each such controversy or claim is hereinafter referred to as a "Dispute"), shall be settled as follows:

          (a)   Officers at or above the Vice President level of each party shall attempt to resolve any Dispute prior to commencing the procedures set forth in below.

          (b)   If after 14 calendar days the officers are unable to resolve the Dispute, the Chief Executive Officer and/or the highest ranking officer of each party shall submit to non-binding mediation which shall take place for a period of one day in San Carlos, CA before a mediator that is knowledgeable about the subject matter of the Dispute and that is mutually acceptable to the parties. If the parties are unable to agree on the selection of a mediator, a mediator will be chosen by an arbitrator selected pursuant to the rules of the American Arbitration Association (AAA) who will then select such mediator from a list of distinguished neutral mediators maintained by the AAA. The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 30 days after initiation. Under no circumstances shall the commencement of arbitration under paragraph (c) below be delayed more than 30 days from the initial notice of a Dispute by the mediation process specified in this paragraph (b). Each party has the right to pursue any provisional relief from the appropriate court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the mediation or arbitration, even though mediation or arbitration has not been commenced or completed. Disputes with respect to a party's obligations or rights under Section 10 or Section 11 shall not be subject to this Section 14.

          (c)   If during such one-day mediation the parties are unable to resolve the Dispute, the Dispute shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the AAA then pertaining, except where those rules conflict with this Section 14.11, in which case this Section 14.11 controls. The parties hereby consent to the jurisdiction of the Federal District Court in San Francisco, CA and the state courts of California for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney specializing in business litigation who has at least 15 years of experience with a law firm or corporation of over 25 lawyers or was a judge of a court of general jurisdiction. The arbitration shall be held in San Carlos, CA and the arbitrator shall apply the substantive law of Delaware, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Within 30 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than three (3) months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow such procedures. Consistent with the limitations on liability provided in Section 6.3, the parties agree neither to request or seek to enforce any punitive, exemplary or consequential damages from the arbitrator and the arbitrator shall not be empowered to grant any such damages. The arbitrator shall issue written findings of fact and conclusions of law.

          (d)   The arbitrator shall be bound by the express terms of this Agreement and may not amend or modify such terms in any matter. Any award rendered by the arbitrator shall be binding on the parties and shall be consistent with the terms of this Agreement, and such terms shall control the rights and obligations of the parties. The proceedings shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard both parties' confidential information. The fees of the arbitrator shall be split equally between the parties, unless the arbitrator determines that either party's positions in the dispute were frivolous or based in bad faith, in which case such party shall pay the entire arbitrator's fee.

        IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have duly executed this Supply Agreement as of the date first above written.

SUPPLIER		PURCHASER
Accellent Corp.		Conceptus, Inc.
By:	/s/ GARY D. CURTIS	By:	/s/ GREGORY E. LICHTWARDT
Name:	Gary D. Curtis	Name:	Gregory E. Lichtwardt
Title:	Ex VP Sales & Marketing	Title:	Executive Vice President
Date:	November 7, 2005	Date:	November 4, 2005

CONFIDENTIAL
CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

PRODUCTS

ESS-205—Essure System Catheter, Snap Fit Kit with E2091 included.

SSI001-M5—Split Introducer 5-Pack Kit.

ESS-305—Essure System Catheter, Snap Fit Kit with E2091 included.

CONFIDENTIAL
CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

PRODUCT PRICES

Part Name	Part Number	Product Quantity	Unit Price	Note

			$[***] Per Product	Pricing is valid for shipments from November 1, 2005 - December 31, 2005

ESSURE Device	ESS205	0 - 49,999 50,000 - 74,999 75,000+	$[***] Per Product $[***] Per Product $[***] Per Product	This pricing schedule is valid for shipments beginning January 1, 2006. Prices will change throughout the year based on the number of Products shipped.

Split Introducer 5-Pack	SSI-001-M5	240 5-Packs (minimum order)	$[***] Per 5-Pack

Part Name	Part Number	Product Quantity	Unit Price	Note

ESSURE Device	ESS305	0 - 49,999 50,000 - 74,999 75,000+	$[***] Per Product $[***] Per Product $[***] Per Product	This pricing schedule is valid for all ESS305 Products shipped. Prices will change throughout the year based on the number of Products shipped.

General Notes:

        1.     This quotation is effective with all shipments made after November 1, 2005. On January 1, 2006 and every January 1 thereafter, the Product quantity for purposes of determining the volume discounts will be set at zero. Pricing will then be adjusted per the above schedule during that calendar year.

        2.     Each Essure kit contains two split introducers (P/N E2091) and these are included in the unit price. One of the new pallet configurations resulting from the new packaging calls for an additional 240 5-packs of the split introducers. The costs for these additional split introducers are not included in the unit price, and they will be billed separately.

        3.     The Products will be produced in Supplier's Juarez Mexico facility.

        4.     The parties expect that Supplier will begin shipping ESS305 Products promptly after FDA approval.

        5.     The Unit Price for the Products may be adjusted in accordance with Section 3.1 of the Agreement. In addition, the Unit Price for the ESS305 Essure device may be adjusted to the extent that any of the assumptions listed under "Key Assumptions" prove to be inaccurate during the period Supplier is providing services under Exhibit C and such inaccuracy causes Supplier's cost to manufacture the ESS305 Essure device to increase.

[***]
Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL
CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C

ENGINEERING SERVICES

Table of Contents

Executive Summary	19
Key Assumptions	20
Cost Estimate for the Project	21
Unit Price Estimates	21
Transfer Team	22
Payment Terms and Execution	23
Supplier Capabitities	24
Appendix I: Engineering Services Terms and Conditions	25
Appendix II: Conceptus Supplied Costed BOM	27
Appendix III: Preliminary Project Gantt

CONFIDENTIAL
CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

Executive Summary

Project Scope	[***]

Key Purchaser Requirements	• •	A clean room environment (controlled or Class 100,000) is required [***]

Timeline & NRE Price Estimate	[***]

Customer Deliverables	In order to ensure program success, Supplier requires the following Purchaser Deliverables prior to the project start:
	•	Complete Electronic Copies of all Drawings, Specifications and Work Instructions.
	•	Supply Chain information, including contact information and quotations reflecting the prices included in the BOM provided by Purchaser.

[***]
Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL
CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

Key Assumptions

        In preparing this proposal for Purchaser, Supplier has made the following assumptions:

  •
  All material costs and assembly times have been provided by Purchaser. The costed BOM date is 8/3/05.

  •
  Supplier has not included any costs for biocompatibility, transit or age testing in this proposal. These costs will be the responsibility of Purchaser, if required, and will be agreed to as a Change of Scope to this project.

  •
  Purchaser is responsible for defining product inputs and is ultimately responsible for assessing clinical efficacy; Supplier will work closely with Purchaser to transfer the product design into a production process.

  •
  Supplier has implemented a phased approach to transferring product lines into our manufacturing facilities. This phased approach will ensure that the product line being transferred is complete, efficient, meets the proposed schedule, and meets all of Purchaser's quality expectations. The planning and attention to detail are critical to ensuring that product line tribal knowledge is not lost when transferred.

  •
  Supplier understands that the product line is not mature and that Purchaser has an updated product specification for the product line, updated product line validation protocol (OQ & PQ), and an up-to-date product line verification protocol.

  •
  Supplier assumes that Purchaser has available to Supplier, updated detail parts drawings, a complete Bill of Materials for the product line, including complete supply chain information, and complete product line routings/assembly procedures. The timeline and project cost estimated in this proposal are contingent upon the timely receipt of documentation, drawings, supply chain information and their completeness.

  •
  Supplier assumes that Purchaser has complete IQ type protocols for all equipment, and updated FMEAs & PFMEAs for the product line, which are available for review by Supplier personnel upon request.

  •
  Supplier assumes that Purchaser will provide a reasonable amount of training support for Supplier personnel on the current assembly line, located at the existing assembly facility, for an agreed upon period of time, as well as providing a reasonable amount of skilled labor necessary to assist Supplier complete the transfer to Supplier's facility. Purchaser will be responsible for the travel and compensation for these Purchaser resources.

  •
  Supplier assumes that Purchaser will transfer all existing equipment and fixturing used for production to Supplier; no equipment design or procurement provisions are included in the scope of this proposal. Capital equipment specific to the product line are to be supplied by Purchaser; custom fixturing will be supplied by and/or paid for directly by Purchaser, and will include all design documentation and preventive maintenance procedures.

  •
  Force majeure events (as described in Section 14.6 of the Agreement) may affect the timeline and schedule provided.

  •
  Supplier will work with Purchaser prior to the project start to align the Supplier transfer plan with the Purchaser transfer plan.

  •
  Purchaser is responsible for ensuring Purchaser-supplied materials meet incoming inspection requirements and comply with quality requirements per the drawings.

  •
  Additional Terms & Conditions that apply to this proposal are located in Appendix I.

CONFIDENTIAL
CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

Cost Estimate for the Project

	Engineering Labor	Travel Estimate	Materials	Totals

Total Timeline: 16-20 Weeks	$[***]	$[***]	$[***]	$[***]

        The Engineering Labor estimate is broken down into the following components and timing:

	Project Management	Engineering	Quality	Total

Month 1	$[***]	$[***]	$[***]	$[***]

Month 2	$[***]	$[***]	$[***]	$[***]

Month 3	$[***]	$[***]	$[***]	$[***]

Month 4	$[***]	$[***]	$[***]	$[***]

Total	$[***]	$[***]	$[***]	$[***]

        In addition, it is our expectation and estimate that we will require the following quantities of components for IQ/OQ/PQ and training activities:

	Training	Validation
Inner/Outer Coil Subassembly	500	200
Inner Catheter Assembly	1,000	500
Delivery Catheter Assembly	200	100
Final Device	200	200

        The estimated costs of all materials involved will be $[***] and will cover the training of all operators involved in volume production of this product. The actual number of units required for validation will be agreed to by both Purchaser and Supplier and will affect the material costs. Supplier proposes to invoice Purchaser the actual costs of the training components required to successfully transfer the production line and provide validated assemblies.

        All finished assemblies that are considered saleable product will be invoiced at the agreed upon contract price between our organizations.

        This is a good faith estimate based on managing projects of similar scope and complexity. If unanticipated contingencies or changes in project scope potentially cause the estimate to be exceeded, Purchaser's written authorization will be required prior to incurring expenses beyond this estimate. Travel Expenses are estimated and will be billed at cost, as incurred.

[***]
Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL
CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

Transfer Team

        Supplier has assembled the following Juarez team members to participate in the transition of the assembly process from Purchaser to Supplier's Juarez MX facility:

Core Team
[***] - Team Leader/Senior Engineer
[***] - Engineer
[***] - Engineer
[***] - Quality Engineer
[***] - Engineer, Documentation
[***] - CAD Operator
Management Support
[***] - Business Unit Manager
[***] - Engineering Manager

[***]
Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL
CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

Payment Terms

To initiate this proposed project, Supplier requires an authorization of $[***] for Engineering Services and related expenses, which may include tooling, travel, materials, outside services and other items allocated to this project. A deposit of $[***], which will be credited against final invoices, is also required prior to the project start.

Prior to the end of each phase of the project, Supplier will provide Purchaser with an updated cost estimate for the following phase. A purchase order will then be required to continue into the next phase of this project.

Invoices will be sent monthly on a Time & Materials basis; a final invoice for final expenses will be sent upon completion of this work. Each Supplier invoice shall contain a detailed description of the time spent by personnel working on the project, the billable rate for such personnel, and the tasks performed by such personnel during such time.

Payment Terms are Net 30; past due invoices will incur interest charges at the rate of 10% per annum.

Terms & Conditions related to Supplier's Engineering Services is provided in Appendix I of this proposal and shall have full force and effect over the content of this proposal.

[***]
Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL
CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

Supplier Capabilities

Supplier has established a clear leader in the field of medical device outsourcing. We have 3,500 employees and focus the breadth of our expertise on:

  •
  Increased speed to market

  •
  Lower total delivered cost

  •
  Continuous improvement

Supplier provides complete design to assembly services of custom precision components and completed devices on a global basis. We have manufacturing facilities in the United States, Mexico and Europe. Our Integrated OutsourcingSM model provides supply chain management to companies looking to bring new products to market quickly and cost-effectively.

The comprehensive scope of our services includes product development, functional design and analysis, complete project management, thin wall plastic and metal tubing, precision machining, metal stamping and wire forming, metal and plastic injection molding, grinding and coiling, laser processing, radiopaque markers, assembly, packaging, labeling, contract sterilization and order fulfillment. Supplier has the capability to accommodate a product anywhere in its lifecycle—from rapid prototyping of early designs to pilot production, to large scale, off-shore manufacturing in a QSR-compliant operation. Our product experience is very broad within the three core market segments we serve; endoscopy, cardiology and orthopaedics.

The Engineering Services group in our Boston Technical Center numbers more than 35 professionals with backgrounds in mechanical engineering, material science, manufacturing and quality engineering and project management. Dedicated teams handle your project from initiation through validation ensuring a seamless transition from design to manufacturing. Our Project Manager is accountable to you until the successful transition of the project to production manufacturing.

Supplier is ISO 9001 and ISO 13485 certified and registered with the FDA and is committed to continuous improvement of its business processes. Additional information can be found on our web site, www.accellent.com.

Integrated Outsourcing is a service mark of Accellent, Inc.

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CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

Appendix I: Engineering Services Terms and Conditions

The terms and conditions set forth in the main body of the Agreement apply to the information exchanged by the parties and the services provided in connection with this Exhibit C except in the event of a conflict between such terms and conditions and the terms and conditions set forth below, in which case the terms and conditions set forth below shall govern to the extent of such conflict.

Services.    "Services" means all work performed by Supplier as detailed in this Exhibit C.

Responsibilities for Accepted Services.

Supplier.    With respect to any Services accepted by Purchaser, Supplier shall be responsible for its warranty and indemnity obligations as provided below.

Purchaser.    Subject to Supplier's warranty and indemnity obligations below, upon acceptance by Purchaser of any Services, (i) Purchaser shall be fully and solely responsible for the design and validation of the Products and (ii) Supplier shall work closely with Purchaser to translate design inputs into measurable specifications; however, Purchaser is responsible for defining product inputs and is solely responsible for assessing clinical efficacy.

Warranty

Supplier Warranty.    Supplier warrants that the Services hereunder shall be performed in accordance with the transfer plan agreed by the parties in writing and in a manner consistent with prevailing industry standards. If any Services do not conform to this warranty, Supplier shall be obligated, as Purchaser's sole remedy (provided that this section does not limit in any manner Purchaser's ability to recover under Supplier's indemnity set forth below), to make commercially reasonable efforts to bring the non-conforming Services into conformance at Supplier's expense.

THE WARRANTY EXPRESSLY STATED ABOVE IS THE ONLY WARRANTY APPLICABLE TO THE SERVICES. SUPPLIER MAKES NO REPRESENTATION OR WARRANTY IN THIS EXHIBIT C TO PURCHASER CONCERNING ANY PRODUCTS CONTEMPLATED BY ANY SERVICES, INCLUDING TITLE TO ANY INTELLECTUAL PROPERTY INVOLVED IN THE DESIGN OR MANUFACTURE OF SUCH PRODUCTS, THE PERFORMANCE OF ANY SUCH PRODUCTS, OR THEIR SAFETY OR THEIR FUNCTIONALITY. ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES ARE DISCLAIMED. NEITHER PARTY SHALL BE LIABLE UNDER THIS EXHIBIT C FOR ANY PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, PERSONAL INJURY AND PROPERTY DAMAGE, EQUIPMENT DAMAGE, LOSS OF PROFITS OR REVENUES OR BUSINESS, COST OF CAPITAL, COST OF PURCHASE, COST OF RECALL (WITHOUT LIMITING SUPPLIER'S OBLIGATIONS UNDER SECTION 6.4 OF THE AGREEMENT), OR COST OF REPLACEMENT GOODS. EXCEPT WITH RESPECT TO SUPPLIER'S INDEMNIFICATION OBLIGATIONS BELOW, EACH PARTY'S AGGREGATE LIABILITY UNDER THIS EXHIBIT C, WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL AMOUNTS PAID BY PURCHASER FOR THE SERVICES PROVIDED UNDER THIS PROPOSAL DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTH PERIOD FROM WHEN THE CLAIM FOR LIABILITY AROSE.

Indemnities

Supplier agrees to defend and indemnify and hold Purchaser and its officers, directors, employees, and agents harmless against any and all claims, suits, proceedings, expenses, recoveries, and damages, including court costs and reasonable attorneys fees and expenses, by third parties against Purchaser to the extent they arise out of, are based on, or are caused by Supplier's negligence in the performance of Services. Purchaser will promptly notify the Supplier of any such claim or demand which comes to its attention. The indemnification procedures contained in Section 7.3 of the Agreement shall apply to this indemnity.

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CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

Appendix II: Purchaser Supplied Costed BOM

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Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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CERTAIN INFORMATION HAS BEEN REDACTED
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EXHIBIT D

QUALITY ASSURANCE PROCEDURES

Supplier shall manufacture Products per the requirements specified in the Purchase Orders, the Specifications, the Agreement, and any inspection and process control criteria provided by Purchaser to Supplier.

Supplier shall obtain Purchaser's written approval of all materials, processes, methods, and equipment used to manufacture Products, and shall not deviate from such use without Purchaser's prior written approval.

Supplier's manufacturing processes shall at all times conform to the current good manufacturing practices of the Regulatory Authority, as well as all other regulatory requirements and guidelines of the Regulatory Authority. Supplier shall maintain an FDA site registration number during the term of the Agreement.

Without limiting Supplier's other obligations under the Agreement, Supplier shall perform the following functions in connection with its manufacture of the Products:

        1.     Supplier shall ensure component and material traceability for Products by establishing and maintaining documented procedures for identifying materials from receipt through all stages of production and delivery.

        2.     Supplier shall ensure that production processes are carried out under controlled conditions that include:

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    Documented procedures defining the manner of production,

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    Use of production equipment and a controlled working environment that meet or exceed industry standards,

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    Compliance with the Food and Drug Administration ("FDA") Quality System Regulations and all applicable international Quality Management System Standards,

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    Monitoring and control of process parameters and Product characteristics,

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    Approval of all processes and equipment prior to use,

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    Assignment of only trained, qualified personnel to perform manufacturing operations,

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    Specification of workmanship criteria that meet or exceed industry standards, which criteria shall be specified and communicated to workers clearly (e.g. written standards, representative samples, or illustrations),

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    Maintenance of equipment in a manner that meets or exceeds industry standards and ensures continuing process capability.

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    The inspection and test status of materials shall be clearly identified, which status shall indicate the conformance or non-conformance of materials with regard to inspections and tests performed. Records of the identification of inspection and test status shall be maintained as defined in documented procedures and the Agreement.

        3.     Supplier shall establish and maintain documented procedures for inspection and testing activities in order to verify that the specified requirements for the materials are met. The required inspection and testing, and the records to be established, shall be detailed in a quality plan or documented procedures.

        4.     Supplier shall ensure that incoming material is not used or processed until it has been inspected or otherwise verified as conforming to specified requirements. Verification of the specified requirements shall be in accordance with documented procedures.

        5.     Supplier shall inspect and test the Products as required by the Quality Requirements Specification and documented procedures.

        6.     Supplier shall not ship completed Products until the required inspection and tests have been completed or necessary reports have been received and verified.

        7.     Supplier shall carry out all final inspection and testing in accordance with the Quality Requirements Specification and documented procedures to complete the evidence of conformance of the finished materials to the Specifications and other requirements.

        8.     The documented procedures for final inspection and testing shall require that all inspections and tests, including those specified either upon completion of Product or in-process, have been carried out and that the results meet the Specifications and other requirements.

        9.     No Products shall be shipped to Purchaser until all the activities specified in this Exhibit C and the documented procedures have been satisfactorily completed and the associated data and documentation are available and have been reviewed for compliance with the Specifications and other requirements and authorized.

        10.   Supplier shall establish and maintain records that provide evidence that the Product has been inspected and tested. These records shall clearly identify whether a Product has passed or failed the inspections and tests according to defined acceptance criteria. Where the Product fails to pass any inspection or test, the procedure for control of non-conforming Product shall apply. The responsibility for release of Products for shipment shall be identified and recorded.

        11.   Supplier shall establish and maintain documented procedures to control, calibrate, and maintain inspection, measuring and test equipment used by Supplier's subcontractors (which subcontractors must be approved in writing by Purchaser prior to their use by Supplier) to demonstrate the conformance of Products or Product components to the specified requirements. Inspection, measuring and test equipment shall be used in a manner which ensures that the measurement uncertainty is known and is consistent with the required measurement capability.

        12.   Supplier shall specify, subject to Purchaser's approval, the measurements to be made and the accuracy required with respect to inspections and testing and shall select, subject to Purchaser's approval, the appropriate inspections and tests. Supplier shall ensure that all measuring and test equipment is capable of the necessary accuracy and precision. Supplier shall also calibrate all inspection, measuring and test equipment at prescribed intervals as necessary to ensure such equipment can accurately and correctly inspect, measure and test Products and Product components.

        13.   Supplier shall establish and maintain documented procedures to ensure that Products that do not conform to specified requirements, including the Specifications, are not shipped to Purchaser. This procedure shall provide for identification, documentation, evaluation, segregation, disposition of non-conforming Product, and for notification of Purchaser with respect to such Products. The responsibility for review and authority for the disposition of non-conforming Product shall be defined in the Procedures. Non-conforming Products may be disposed of in accordance with the following procedures:

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    They may be, upon Purchaser's prior written approval, (a) reworked to meet specified requirements, including the Specifications, (b) accepted with or without report by concession, (c) regarded for alternative applications (e.g., DEMO), or (d) scrapped.

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    Reworked Products shall be re-inspected to original Specifications and in accordance with the documented procedures.

        14.   Supplier shall adhere to requirements of Purchaser's Corrective and Preventive Action Program (CAPA) of identified non-conformances affecting Product and/or processes under control of Supplier.

        15.   All procedures, processes, and functions described above in this Exhibit C (collectively, "Processes") shall be subject to Purchaser's review and approval. Upon Purchaser's request, Supplier shall make available or demonstrate at Supplier's facilities any or all Processes to Purchaser. In the event Purchaser discovers a deficiency in a Process, Supplier shall provide Purchaser with a plan within five (5) days after Purchaser's notice of the deficiency to Supplier, and Supplier shall remedy such deficiency within fifteen (15) days after Purchaser's approval of such plan, unless another time period is agreed by the parties.

        16.   Supplier shall provide Purchaser access to the following in connection with Purchaser's review of the Processes:

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    Manufacturing Process

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    Inspection Procedures

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    Traceability Records

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    Test/Inspection Records

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    Calibration Records

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    Non-Conformance Records

        17.   Supplier shall provide the required certifications with all Products and services stating conformance to all applicable specifications and standards, including the Specifications.

QuickLinks

  Exhibit 10.34
SUPPLY AGREEMENT
EXHIBIT A PRODUCTS
EXHIBIT B PRODUCT PRICES
EXHIBIT C ENGINEERING SERVICES
Table of Contents
Executive Summary
Key Assumptions
Cost Estimate for the Project
Transfer Team
Supplier Capabilities
Appendix I: Engineering Services Terms and Conditions
Appendix II: Purchaser Supplied Costed BOM
EXHIBIT D QUALITY ASSURANCE PROCEDURES